Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), is dated as of August 7, 2007 (the “Effective Date”), between Mines Management, Inc, an Idaho corporation (the “Company”) and Glenn M. Dobbs (“Executive”).

W I T N E S S E T H   T H A T:

WHEREAS, the Company and Executive are parties to that certain Executive Compensation Agreement, dated November 20, 2003 (the “Prior Agreement”); and

WHEREAS, the Company and the Executive agree to terminate the Prior Agreement, and hereby covenant that as  of the date hereof, the Prior Agreement shall be null and void and have no further effect, and

WHEREAS, the Company wishes to retain the services of Executive as President of the Company and Executive is willing to continue to make his services available to the Company on the terms and conditions herein provided.

NOW, THEREFORE, in consideration thereof and hereof, the parties hereto covenant and agree as follows:

Section 1.                                            Term of Employment; Compensation.  The Company agrees to employ Executive from the Effective Date, in the full time capacity of President of the Company, with the responsibilities normally associated with such position, which employment shall continue until terminated as hereafter provided.  The Company will pay Executive for his services at an annual rate of Three Hundred Thousand Dollars ($300,000), payable in arrears, in equal installments, in accordance with standard Company practice, but in any event not less often than monthly, subject only to such payroll and withholding deductions as are required by law or authorized by Executive. Executive shall also be entitled to participate in all employee benefit plans of the Company on the same terms and conditions as other employees similarly situated, subject to the Company’s right, in any event, to modify or terminate such plans.  The Company shall pay Executive’s individual medical and dental insurance premiums and shall provide paid monthly parking.  In addition, Executive shall be eligible to receive such stock options as may be approved by the Compensation Committee of the Board of Directors of the Company (the “Board”) or by the Board.

Section 2.                                            Office and Duties.  Executive shall serve as President of the Company, and if elected a director of the Company, as Chairman of the Board (so long as Executive serves as a director and is so appointed by the Board) and perform duties customarily incident to such offices and all other duties as may from time to time be assigned to Executive by the Board.  Executive shall devote substantially all of his business time, labor, skill, undivided attention, and best ability to the performance of his duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company on a full time basis.  Executive shall not directly or indirectly pursue any other business activity without the Company’s prior written consent.

Executive agrees that he will travel as is reasonably necessary in the conduct of the Company’s business.

Section 3.                                            Expenses.  Executive shall be entitled to reimbursement for expenses incurred by him in connection with the performance of his duties hereunder upon receipt of vouchers therefor in accordance with such procedures as the Company has heretofore or may hereafter establish.

Section 4.                                            Vacation During Employment.  Executive shall be entitled to such reasonable vacation time as may be allowed by the Company in accordance with general practices established or to be established, but in any event not less than four (4) weeks of vacation during each twelve (12) month period plus usual statutory and other public holidays, the timing of such vacation to be mutually agreed upon between Executive and the Company.  The Company recommends that all employees take vacation, but if duties of Executive prevent him from taking said vacation, Executive shall be paid for any unused vacation at the end of each year. Unused vacation time will not be accrued and carried from year to year, and Executive will forfeit any unused vacation at the end of each year.

Section 5.                                            Additional Benefits.  Nothing herein contained shall preclude Executive, to the extent he is otherwise eligible, from participation in all group insurance programs or other fringe benefit plans that the Company may hereafter in its sole and absolute discretion make available generally to its employees.

Section 6.                                            Certain Definitions.  For purposes of this Agreement, the following words and phrases shall have the following meanings:

(a)                                           “Cause” shall mean termination by the Company of Executive due to:  (i) engaging in illegal conduct, including but not limited to fraud or embezzlement; (ii) being convicted of a felony; (iii) engaging in substance abuse which impairs Executive’s ability to perform the duties and obligations of his employment or causes harm to the reputation of the Company; (iv) the willful breach of Executive’s duties to the Company; (v) failure or refusal by Executive to follow reasonable directions by the Company; or (v~~i~~) engaging in conduct which in the sole opinion of management of the Company is deemed to be detrimental to the Company.  Whether Cause exists for termination will be determined by the Company in its sole discretion.

(b)                                          A “Change in Control” shall be deemed to have occurred if any of the following occurs with respect to the Company:  (i) the direct or indirect sale or exchange in a single transaction or series of transactions by the shareholders of the Company of more than thirty five percent (35%) of the voting stock of the Company to an individual, an entity or a “group” as that term is defined in Section 13 of the Securities Exchange Act of 1934; (ii) a merger or consolidation to which the Company is a party and following which the shareholders of the Company do not have more than fifty percent (50%) of the voting stock of the resulting company (or its ultimate parent company); (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company; (iv) a liquidation or dissolution of the Company; or (v) a series of related

Transactions (each of the items (i) through (iv) constituting a “Transaction”) wherein the shareholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company or, in the case of a Transaction involving the sale, exchange, or transfer of all or substantially all of the assets of the Company, the corporation or other business entity to which the assets of the Company were transferred (the “Transferee”), as the case may be.  For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities.  The Board shall have the right to determine whether multiple sales or exchanges of the voting securities of the Company or multiple Transactions are related, and its determination shall be final, binding and conclusive.  Notwithstanding the preceding sentence, a Change in Control shall not include a distribution or transaction in which the voting stock of the Company or a parent or subsidiary is distributed to the shareholders of a parent of such entity.  Any change in ownership resulting from an underwritten public offering of the common stock or the stock of any parent or subsidiary shall not be deemed a Change in Control for any purpose hereunder.

(c)                                           The “Change in Control Date” shall be any date during the term of this Agreement on which a Change in Control occurs.  Anything in this Agreement to the contrary notwithstanding, if Executive’s employment or status as an elected officer with the Company is terminated within six (6) months before the date on which a Change in Control occurs, and it is reasonably demonstrated that such termination (i) was at the request of a third party who has taken steps reasonably calculated or intended to effect a Change in Control or (ii) otherwise arose in connection with or anticipation of a Change in Control, then for all purposes of this Agreement the “Change in Control Date” shall mean the date immediately before the date of such termination.

(d)                                          “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e)                                           “Disability,” for purposes of this Agreement, shall mean total disability as defined in any long-term disability plan sponsored by the Company in which Executive participates, or, if there is no such plan or such plan does not define such term, then it shall mean the physical or mental incapacity of Executive that prevents him from substantially performing the duties of President, and which incapacity has continued for a period of at least ninety (90) days in any three hundred sixty five (365) day period.

(f)                                             “Good Reason” means:

(i)                                     the assignment to Executive within the Protection Period (as defined in subparagraph (g) below) of any duties inconsistent in any material respect with Executive’s position (including status, offices, titles and reporting requirements, authority, duties or responsibilities), or any other action that results in a material diminution in such position, authority, duties, or responsibilities, excluding for this purpose an isolated or inadvertent action not taken in bad faith, or that is remedied by the Company within thirty (30) days after receipt of written notice given by Executive;

(ii)                                  a reduction by the Company in Executive’s base salary as in effect immediately before the beginning of the Protection Period or as increased from time to time after the beginning of the Protection Period;

(iii)                               a failure by the Company to maintain plans providing benefits at least as beneficial as those provided by any benefit or compensation plan (including, without limitation, any incentive compensation plan, bonus plan or program, retirement, pension or savings plan, life insurance plan, health and dental plan or disability plan) in which Executive is participating immediately before the beginning of the Protection Period, or any action taken by the Company that would adversely affect Executive’s participation in or reduce Executive’s opportunity to benefit under any of such plans or deprive Executive of any material fringe benefit enjoyed by him immediately before the beginning of the Protection Period; provided, however, that a reduction in benefits under the Company’s tax-qualified retirement, pension, or savings plans or its life insurance plan, health and dental plan, disability plans or other insurance plans, which reduction applies generally to all participants in the plans or has a de minimis effect on Executive shall not constitute “Good Reason”;

(iv)                              the Company’s requiring Executive, without Executive’s written consent, to be based at any office or location in excess of fifty (50) miles from his office location immediately before the beginning of the Protection Period, except for travel reasonably required in the performance of Executive’s responsibilities;

(v)                                 any failure by the Company to obtain the assumption of the obligations contained in this Agreement by any successor as contemplated in Section 13 of this Agreement; or

(vi)                              any material breach of this Agreement by the Company.

(g)                                          “Protection Period” means the period beginning on the Change in Control Date and ending on the one year anniversary of the Change in Control Date.

Section 7.                                            Termination of Employment.

(a)                                           Notwithstanding any other provision of this Agreement, Executive’s employment may be terminated:

(i)                                     by Executive upon ninety (90) days written notice;

(ii)                                  by the Company upon thirty (30) days written notice, without Cause;

(iii)                               by the Company, with notice to Executive, for Disability;

(iv)                              in the event of Executive’s death during the term of his employment, provided that the Company’s obligation to pay further compensation hereunder shall cease forthwith, except that the legal representative of Executive’s estate shall be entitled to receive an amount equal to one-twelfth (1/12) of Executive’s then current annual base salary for a period of three (3) months beginning with the pay period immediately after Executive’s death shall have occurred; or

(v)                                 by the Company, at any time for Cause.

Upon the termination of Executive’s employment pursuant to this Section 7(a), this Agreement shall automatically terminate, except as otherwise provided herein.

(b)                                          In the event that Executive’s employment is terminated pursuant to Section 7(a)(i), (ii), (iii) or (iv)  or Section 7(d), Executive shall receive an amount equal to Executive’s full base salary and vacation pay (for vacation not taken) accrued but unpaid through the date of termination at the rate in effect at the time of the termination.

(c)                                           In the event that Executive’s employment is terminated pursuant to Section 7(a)(ii) or (iii) or Section 7(d):

(i)                                     shares, options, or other forms of securities issued by the Company and beneficially owned by Executive (whether granted before or after the date of this Agreement) that are unvested, restricted, or subject to any similar restriction shall vest automatically on the termination date and shall be exercisable by Executive or Executive’s personal representative in accordance with the terms of the applicable Company stock option plan and restrictions shall lapse; and

(ii)                                  the Company shall pay the premium for Executive’s COBRA continuation coverage for health benefits provided by the Company for a period of up to twenty-four (24) months (or such lesser period of COBRA coverage as may apply to Executive) following the date of termination.

(d)                                          Benefits upon Termination During a Protection Period.   If, during a Protection Period, Executive’s employment is terminated by the Company other than for Cause or Disability or other than as a result of Executive’s death, or if Executive terminates his employment for Good Reason, and such termination of employment constitutes a “separation from service” within the meaning of Section 409A of the Code, the Company shall pay to Executive in a lump sum in cash, within ten (10) days after the date of termination, the aggregate of the following amounts:

(i)                                     Severance.  The Company shall pay to Executive a severance amount equal to three (3) times Executive’s Annual Compensation.  As used herein,  “Annual Compensation” shall be an amount equal to the sum of (i) Executive’s annual base salary from the Company and its subsidiaries; and (ii) the amount of annual bonus, if any, paid by the Company to Executive for the year before the Change of Control occurs.

(ii)                                  Gross-Up Benefits.  Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 7(d) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to such excise tax that are not due to Executive’s actions or inactions (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes imposed upon the Gross-Up Payment (including any federal, state, and local income taxes, employment taxes under Section 3101(b) of the Code, and Excise Taxes, assuming the highest marginal income tax rates apply to the Gross-Up Payment), Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.  In the event that Executive is entitled to a Gross-Up Payment, the following shall apply:

(1)                                  All determinations required to be made, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by a nationally recognized certified public accounting firm selected by the Company (the “Accounting Firm”).  The Accounting Firm shall be requested to provide detailed supporting calculations both to the Company and to Executive within fifteen (15) business days of the receipt of notice that there has been a Payment.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any Gross-Up Payment shall be paid by the Company to Executive within five (5) days of the receipt of the Accounting Firm’s determination.  Any determination by the Accounting Firm shall be binding upon the Company and Executive.  As a result of uncertainty in the application of Sections 280G and 4999 of the Code, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (an “Underpayment”).  In the event the Company exhausts its remedies pursuant to the following subparagraph and Executive is thereafter required to make a payment of any Excise Tax, the Accounting Firm shall be requested to determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to Executive.

(2)                                  Executive shall notify the Company in writing of any assertion by the Internal Revenue Service that, if successful, would require the payment by the Company of an Underpayment.  Such notification shall be given as soon as practicable, but no later than ten (10) business days after Executive is informed of such assertion.  Executive shall apprise the Company of the nature of such assertion and provide copies of all letters, notices, etc. regarding the assertion, and written summaries of any statements made to Executive or by Executive in connection with the assertion.  Executive shall not pay any amount asserted to be due prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such assertion is due).  If the Company notifies Executive in writing prior to the expiration of such period that the Company desires to contest such assertion, Executive shall:

a.                                       give the Company any information reasonably requested by the Company relating to such assertion,

b.                                      take such action in connection with contesting such assertion as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such assertion by an attorney reasonably selected by the Company,

c.                                       cooperate with the Company in good faith in order effectively to contest such assertion, and

d.                                      permit the Company to participate in any proceedings relating to such assertion;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax and income and employment tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses.  The Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such assertion and may, at its sole discretion, either direct Executive to pay the tax asserted and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax and income and employment tax (including interest or penalties) imposed with respect to such advance or with respect to any imputed income in connection with such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(3)                                  If, after the receipt by Executive of a Gross-Up Payment or an amount advanced by the Company, Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of this section, if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by Executive of an amount advanced by the Company pursuant to this section, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e)                                           Prior to receiving any payment or other consideration set forth in Section 7(b), Section 7(c)(i), (ii) or Section 7(d), Executive must first sign a Confidential Severance and Release Agreement in a form reasonably satisfactory to the Company.

Section 8.                                            Code Section 409A Savings Provision.  Anything in this Agreement to the contrary notwithstanding, if (1) on the date of Executive’s “separation from service” to the Company (within the meaning of Section 409A of the Code), any of the Company’s stock is publicly traded on an established securities market or otherwise (within the meaning of Section 409A(a)(2)(B)(i) of the Code) and (2) as a result of such separation from service, Executive would receive any payment that, absent the application of this Section 8, would be subject to constructive receipt, interest and additional tax imposed pursuant to Code Section 409A(a) as a result of the application of Code Section 409A(2)(B)(i), then no such payment shall be payable until the date that is the earliest of (i) six (6) months after Executive’s separation from service date, (ii) Executive’s death or (iii) such other date as will not result in such payment being subject to such interest and additional tax.  It is the intention of the parties that all amounts payable under this Agreement not be subject to constructive receipt, interest and additional tax imposed pursuant to Code Section 409A, and all provisions of the Code shall be interpreted consistently therewith.  To the extent amounts payable under this Agreement may be or become subject to such interest and additional tax, based on subsequent governmental or court interpretation of Code Section 409A, the parties shall cooperate to amend this Agreement with the goal of giving Executive the same or equivalent value of the benefits described in this Agreement in a manner that does not result in such constructive receipt, interest and additional tax.

Section 9.                                            Proprietary Information.  Executive hereby grants to the Company all right, title, and interest in and to any information concerning discoveries; methods; business plans and practices; enterprises; explorations; mining information; plant design, location, or operation; or any other information affecting the business operations of the Company and any invention, discovery, or improvement conceived or reduced to practice in connection with the services performed hereunder (“Proprietary Information”).  Executive will keep signed, witnessed, and dated written records of all such inventions, discoveries, or improvements; will furnish the Company promptly with complete information in respect thereof and will do all things necessary to protect the interests of the Company therein.

Section 10.                                      Confidentiality.  Executive shall not, either during the period of Executive’s employment with the Company or for a period of two (2) years thereafter, reveal or disclose to any person outside the Company or use for Executive’s own benefit or for the benefit of any third party, without the Company’s specific written authorization, whether by private communication or by public address or publication or otherwise, any information not already lawfully available to the public concerning the Company or the Company’s equity securities, including any Proprietary Information, whether or not supplied by the Company, and whether or not made, developed, and/or conceived by Executive or by others in the employ of the Company.  All originals and copies of any of the foregoing, relating to the business of the Company, however and whenever produced, shall be the sole property of the Company, not to be removed from the premises or custody of the Company without in each instance first obtaining written consent or authorization of the Company.  Upon the termination of Executive’s employment in any manner or for any reason, Executive shall promptly surrender to the Company all copies of any of the foregoing, together with any other documents, materials, data, information, and equipment belonging to or relating to the Company’s business and in his possession, custody, or control, and Executive shall not thereafter retain or deliver to any other person, any of the foregoing or any summary or memorandum thereof.

Section 11.                                      Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been given when delivered or three (3) days after mailing if mailed by first-class, registered, or certified mail, postage prepaid, addressed (a) if to Executive: Glenn M. Dobbs, 22820 E. Clearwater Lane, Liberty Lake, Washington 99019; and (b) if to the Company: Chief Financial Officer, Mines Management, Inc., 905 W. Riverside Ave. Suite 311, Spokane, WA 99201, or to such other person(s) or address(es) as the Company shall have furnished to Executive in writing.

Section 12.                                      Survival.   The rights and obligations of the parties hereto arising under Sections 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, and 22 shall survive the termination or cancellation of this Agreement for any reason.

Section 13.                                      Assignability.  If the Company shall be merged with, or consolidated into any other corporation, or in the event that it shall sell and transfer substantially all of its assets to another corporation, the terms of this Agreement shall inure to the benefit of, and be assumed by, the corporation resulting from such merger or consolidation, or to which the Company’s assets shall be sold and transferred.  This Agreement shall not be assignable by Executive, but it shall be binding upon and to the extent provided in Section 7 shall inure to the benefit of, his heirs, executors, administrators, and legal representatives.

Section 14.                                      Entire Agreement.  This Agreement contains the entire agreement between the Company and Executive with respect to the subject matter hereof and there have been no oral or other agreements of any kind whatsoever as a condition precedent or inducement to the signing of this Agreement or otherwise concerning this Agreement or the subject matter hereof. This Agreement supersedes and replaces any prior agreements, promises, or understandings between the Company and Executive.

Section 15.                                      Expenses.  Each party shall pay its or his own expenses incident to the performance or enforcement of this Agreement, including all fees and expenses of its counsel for all activities of such counsel undertaken pursuant to this Agreement, except as otherwise herein specifically provided.

Section 16.                                      Equitable Relief.  Executive recognizes and agrees that the Company’s remedy at law for any breach of the provisions of Sections 9 and 10 hereof would be inadequate, and he agrees that for breach of such provisions, the Company shall, in addition to such other remedies as may be available to it at law or in equity or as provided in this Agreement, be entitled to injunctive relief and to enforce its rights by an action for specific performance to the extent permitted by law.  If Executive engages in any activities prohibited by this Agreement, he agrees to pay over to the Company all compensation, remunerations or property of any sort received in connection with such activities; such payment shall not impair any rights or remedies of the Company or obligations or liabilities of Executive that such parties may have under this Agreement or applicable law.

Section 17.                                      Waivers and Further Agreements.  Any waiver of any terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof, unless it, by its own terms, explicitly provides to the contrary, nor shall it be construed to effect a continuing waiver of the provision being waived and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance with such provision.  Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as the other party may reasonably require in order to effectuate the terms and purposes of this Agreement.

Section 18.                                      Amendments.  This Agreement may not be amended, nor shall any waiver, change, modification, consent, or discharge be effected except by an instrument in writing executed by or on behalf of the party against whom enforcement of any such waiver, change, modification, consent, or discharge is sought.

Section 19.                                      Severability.  If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative, or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative, or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute, or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative, or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative, and enforceable to the maximum extent permitted in such jurisdiction or in such case.

Section 20.                                      Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 21.                                      Section Headings.  The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Section 22.                                      General Provisions.

(a)                                           Executive further agrees that his obligations under Sections 9 and 10 of this Agreement shall be binding upon him irrespective of the duration of his employment by the Company, the reasons for any cessation of his employment by the Company, or the amount of his compensation and shall survive the termination of this Agreement (whether such termination is by the Company, by Executive, upon expiration of this Agreement or otherwise).

(b)                                          Executive represents and warrants to the Company that he is not now under any obligations to any person, firm, or corporation, and has no other interest that is inconsistent or in conflict with this Agreement, or that would prevent, limit or impair, in any way, the performance by him of any of the covenants or duties in his employment.

Section 23.                                      Gender.  Whenever used herein, the singular number shall include the plural, the plural shall include the singular, and the use of any gender shall include all genders.

Section 24.                                      Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the law of Washington.  Venue for any action arising from or in connection with this Agreement shall be in Spokane County, Washington.

Signature Page Follows.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MINES MANAGEMENT, INC.

By:	/s/	James H. Moore
Name:		James H. Moore
Title:		Chief Financial Officer

EXECUTIVE:

/s/ Glenn M. Dobbs
Glenn M. Dobbs